Exhibit 4.2

The Royal Bank of Scotland plc

as Issuer

The Royal Bank of Scotland Group plc

as Guarantor

Citibank, N.A.

as Securities Administrator

and

Wilmington Trust Company

as Trustee

Administration Agreement

Dated as of August 25, 2010

THIS ADMINISTRATION AGREEMENT, dated as of August 25, 2010 (this “Agreement”), is made by and among THE ROYAL BANK OF SCOTLAND PLC, a corporation incorporated in Scotland with registered number SC090312, as issuer (the “Company”), THE ROYAL BANK OF SCOTLAND GROUP PLC, a corporation incorporated in Scotland with registered number SC045551, as guarantor (the “Guarantor”), CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States, as Securities Administrator (in such capacity, the “Securities Administrator”), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (not in its individual capacity, the “Trustee”).

WHEREAS, the Company proposes to issue and sell from time to time its Senior Debt Securities (the “Securities”) pursuant to an Amended and Restated Indenture, dated as of August 13, 2010 (the “Senior Indenture”), among the Company, the Guarantor and The Bank of New York Mellon, acting through its London Branch (the “Original Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof, among the Company, the Guarantor, the Original Trustee, the Trustee and the Securities Administrator (the “Supplemental Indenture”; together with the Senior Indenture, the “Indenture”);

WHEREAS, Sections 6.15 and 9.01(l) of the Senior Indenture permit the Company, the Guarantor and the Original Trustee to enter into a supplemental indenture for the purpose of appointing an alternate Trustee for a particular series of Securities, and that, upon acceptance of such appointment, such alternate Trustee shall be vested with all the rights, powers, trusts and duties of a Trustee under the Indenture;

WHEREAS, pursuant to the Supplemental Indenture, the Company and the Guarantor have appointed the Trustee to act in that capacity with respect to any Securities of the Company that are designated as “RBS NotesSM” (the “Notes”) and issued from time to time and the Trustee has acknowledged and accepted such appointment, and agreed to act for all purposes as Trustee with respect to the Notes, according to the terms of the Indenture;

WHEREAS, pursuant to Section 6.14 of the Indenture, the Trustee may appoint an authenticating agent or agents (each, an “Authenticating Agent”) with respect to one or more series of Securities, which shall be authorized to act on behalf of the Trustee to authenticate Securities of such series issued upon original issue and upon exchange, registration of transfer or partial redemption thereof or in lieu of destroyed, lost or stolen Securities, and Securities so authenticated are entitled to the benefits of the Indenture and are valid and obligatory for all purposes as if authenticated by the Trustee;

WHEREAS, pursuant to Section 3.01(f) of the Indenture and the definition of “Paying Agent” in the Indenture, the Company may appoint one or more Persons (as defined in the Indenture) as paying agent or agents (each, a “Paying Agent”) to pay the principal of (and premium, if any) or interest, if any on the Securities of any series on behalf of the Company, at least one of such paying agents having an office or agency in the Borough of Manhattan, The City of New York;

WHEREAS, pursuant to Section 3.05(b) of the Indenture, the Company shall cause to be kept a register (the “Senior Debt Security Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of such Securities (the Person appointed by the Company to keep the Senior Debt Security Register, a “Senior Debt Security Registrar”);

WHEREAS, pursuant to Section 10.02 of the Indenture, the Company and the Guarantor shall maintain an office or agency where Securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon the Company or the Guarantor in respect Securities and the Indenture may be served (the office or agency so appointed, a “Transfer Agent”);

WHEREAS, pursuant to the Minutes of meetings of a sub-committee of the Group Asset & Liability Management Committee of the Guarantor and the Company held on April 22, 2010, August 12, 2010 and August 25, 2010, the Guarantor and the Company approved the issuance of Securities by the Guarantor and the Company not to exceed an aggregate principal amount of $5 billion U.S. Dollars (or the equivalent thereof);

WHEREAS, pursuant to, and in accordance with, the provisions of the Indenture cited above, the parties hereto desire to execute this agreement to appoint Citibank, N.A., as Securities Administrator, to undertake the roles of the Authenticating Agent, Paying Agent, Senior Debt Security Registrar and Transfer Agent with respect to the Notes;

NOW THEREFORE, in consideration of the foregoing premises, the parties agree as follows:

1.	Definitions

All capitalized terms used in this Agreement and not otherwise defined have the meanings assigned such terms in the Indenture.

2.	Appointments

The Company hereby appoints the Securities Administrator, at its specified offices in New York, as Paying Agent and Senior Debt Security Registrar, the Company and the Guarantor hereby appoints the Securities Administrator, at its specified offices in New York, as Transfer Agent, and the Trustee hereby appoints the Securities Administrator, at its specified offices in New York, as Authenticating Agent, in each case with respect to the Notes, and the Securities Administrator hereby accepts such appointments upon the terms and conditions set forth herein.

3.	Authenticating Agent

3.1.           References in the Indenture to rights, protections, actions and/or duties of the Authenticating Agent shall, with respect to the Notes, be deemed to be rights, protections, actions and/or duties of the Securities Administrator in its capacity as the Authenticating Agent for the Notes.

3.2.           The Securities Administrator hereby represents and warrants that it is, and at all times during which this Agreement is in effect shall be, a corporation or national banking association organized and doing business under the laws of the United States, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 (determined as provided in Section 6.14 of the Indenture) and subject to supervision or examination by Federal or State or District of Columbia authority.

4.	Senior Debt Security Registrar; Registration of Transfer

4.1. References in the Indenture to rights, protections, actions and/or duties of the Senior Debt Security Registrar shall, with respect to the Notes, be deemed to be rights, protections, actions and/or duties of the Securities Administrator in its capacity as the Senior Debt Security Registrar for the Notes.

4.2. References in the Indenture to rights, protections, actions and/or duties of the Trustee in connection with the transfer, exchange or cancellation of Securities, including the actions and duties under Sections 3.04, 3.05, 3.06, 9.06 and 11.07 shall, with respect to the Notes, be deemed to be rights, protections, actions and/or duties of the Securities Administrator in its capacity as the Transfer Agent for the Notes.

5.	Paying Agent

5.1.           References in the Indenture to rights, protections, actions and/or duties of the Paying Agent shall, with respect to the Notes, be deemed to be rights, protections, actions and/or duties of the Securities Administrator in its capacity as the Paying Agent for the Notes.

5.2.           The Securities Administrator hereby agrees with the Trustee to:

(a)
hold all sums held by it for the payment of the principal of (and premium, if any) or interest, if any, on the Notes, as applicable, in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(b)
give the Trustee notice of any default by the Company (or the Guarantor or any other obligor upon the Notes, as applicable) in the making of any payment, when due and payable, or principal of (and premium, if any) or interest, if any, on the Notes, as applicable; and

(c)	at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by the Securities Administrator.

6.	Corporate Trust Office

References in the Indenture to the Corporate Trust Office of the Trustee acting in its capacities as Authenticating Agent, Paying Agent, Senior Debt Security Registrar or Transfer Agent shall, with respect to the Notes, refer to the Corporate Trust Office of the Securities Administrator, which shall be (a) solely for purposes of the transfer, exchange or surrender of Notes and the presentment and surrender of Notes for the final distributions thereon: Citibank, N.A., 111 Wall Street, 15th Floor Window, New York, NY 10005, Attention: Corporate Trust

Services — RBS PLC Notes Program and (b) for all other purposes: Citibank, N.A., 388 Greenwich Street, 14th Floor, New York, NY 10013, Attention: Global Transaction Services — RBS PLC Notes, or such other address as the Securities Administrator may designate from time to time by notice to the Trustee, the Company and the Guarantor.  All correspondence should include a reference, in the “attention” or “subject” field, to the RBS NotesSM.

7.	Delivery of Documents

7.1. Any obligation of the Company or the Guarantor under the Indenture to deliver to the Trustee, acting in its capacity as Authenticating Agent, Paying Agent, Senior Debt Security Registrar or Transfer Agent (to the same extent as provided in Sections 3, 4 and 5 above), any Board Resolution, Company Order or Company Request, Guarantor Order or Guarantor Request, Officer’s Certificate, Opinion of Counsel, or any other document in connection with any action or duty covered by this Agreement shall be fulfilled by delivery of any such document to the Trustee, with a copy to the Securities Administrator.

7.2. The Securities Administrator shall be entitled to rely on each Board Resolution, Company Order or Company Request, Guarantor Order or Guarantor Request, Officer’s Certificate and Opinion of Counsel delivered to the Trustee in connection with any action or duty covered by this Agreement pursuant to the Indenture and any other document received pursuant to Section 7.1 above.

8.	Securities Administrator

In performing its functions and duties under this Agreement, the Securities Administrator shall be afforded all of the rights, protections, immunities and indemnities afforded to the Original Trustee, including but in no way limited to Article 6 thereof (other than Section 6.07 of the Indenture), insofar as such rights, protections, immunities and indemnities relate to the Trustee’s functions and duties as an Authenticating Agent, Paying Agent, Senior Debt Security Registrar or Transfer Agent under the Indenture.

9.	Compensation and Expenses

The Securities Administrator shall be entitled to receive compensation in accordance with the Fee Schedule dated as of August 23, 2010 by and among the Securities Administrator, the Company and the Guarantor.  In addition, each of the Company and the Guarantor agrees, except as expressly provided herein, to reimburse the Securities Administrator upon its request for all reasonable expenses, disbursements and advances incurred by the Securities Administrator in accordance with any provision of this Agreement (including the reasonable compensation and expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as shall be determined by a court of competent jurisdiction to have been caused by its own negligence or bad faith.

10.	Indemnity

10.1. Each of the Company and the Guarantor (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agrees to indemnify the Securities Administrator for, and to hold it harmless against, any and all loss, liability, claim, damage or expense (including legal fees and expenses) incurred without negligence or bad faith on its part, arising out of or in connection with the performance of its duties hereunder including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder but excluding any tax liabilities of the Securities Administrator in respect of its net profits.

10.2. The Securities Administrator shall notify the Indemnifying Parties in writing of the commencement of any action or claim in respect of which indemnification may be sought promptly after any officer of the Securities Administrator assigned to or working in the corporate trust department of the Securities Administrator becomes aware of such commencement (provided that the failure to make such notification shall not affect the Securities Administrator’s rights hereunder) and the Indemnifying Parties shall be entitled to participate in, and to the extent it shall wish, to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Securities Administrator.  If the Indemnifying Parties and the Securities Administrator are being represented by the same counsel and the Indemnifying Parties have assumed the defense of the claim, the Securities Administrator shall not be authorized to settle a claim without the written consent of the Indemnifying Parties, which consent shall not be unreasonably withheld, delayed or denied.  In the case where the Indemnifying Parties have assumed the defense of a claim and the Securities Administrator and the Indemnifying Parties are represented by the same legal counsel, the Securities Administrator should not settle such a claim without the written consent of the Indemnifying Parties, which shall not be unreasonably withheld, delayed or denied.

10.3. If the Securities Administrator is represented by separate counsel due to a conflict of interest or its need for separate representation due to a need to assert defenses which are different from those of the Indemnifying Parties, in the Securities Administrator’s sole discretion, the Securities Administrator shall be entitled to enter into any settlement without the written consent of the Indemnifying Parties and any and all fees, cost and expenses of such separate legal representation of the Securities Administrator will be paid by the Indemnifying Parties.

10.4. As security for the performance of the obligations of the Company and the Guarantor under this Section 10, the Securities Administrator shall have a senior lien to which the Notes are hereby made subordinate, upon all property and funds held or collected by the Securities Administrator as such, except funds held in trust for the payment of principal of (or premium, if any) or interest, if any, on the Notes.

11.	Communications

11.1. Unless otherwise agreed between the relevant parties, all communications under this Agreement shall be in writing delivered by facsimile transmission (followed by the original) or otherwise in writing. Each communication shall be made to the intended recipient at the address, or facsimile number from time to time designated by such party to the other parties hereto for such purpose.

11.2. Notwithstanding anything to the contrary herein, any and all communications (both text and attachments) by or from the Securities Administrator that the Securities

Administrator in its sole discretion deems to contain confidential, proprietary, and/or sensitive information and sent by electronic mail will be encrypted.  The recipient (the “Email Recipient”) of the email communications will be required to complete a one-time registration process.  Information and assistance on registering and using the email encryption technology can be found at the Securities Administrator’s secure website www.citigroup.com/citigroup/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181 at any time.

12.	Resignation or Termination of the Securities Administrator

The Securities Administrator may resign its appointment hereunder at any time by giving to the Company and the Guarantor, and the Company and the Guarantor may terminate the appointment of the Securities Administrator by giving to the Securities Administrator, at least 30 days’ notice to that effect provided that no such resignation or termination of the appointment of the Securities Administrator shall take effect until a successor has been appointed. If a successor is not designated by the Company and the Guarantor within the 30-day period described above, the Securities Administrator may petition a court of competent jurisdiction to name a successor.

13.	Merger, Conversion, Consolidation or Succession to Business of the Securities Administrator

Any corporation into which the Securities Administrator may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Securities Administrator shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Securities Administrator, shall be the successor of the Securities Administrator hereunder, provided such corporation shall be otherwise qualified and eligible under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Securities Administrator then in office, any successor by merger, conversion or consolidation to such authenticating Securities Administrator may adopt such authentication and deliver such Notes so authenticated with the same effect as if such successor Securities Administrator had itself authenticated such Notes.

14.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

15.	Appointment of Agent for Service of Process

Each of the Company and the Guarantor has designated and appointed John Fawcett, Chief Financial Officer, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut, 06901, as its authorized agent upon which process may be served in any suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York arising out of or relating to this Agreement, but for that purpose only, and agrees that service of process upon said John Fawcett shall be deemed in every respect effective service of process upon it in any such suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York, New York.  Such appointment shall be irrevocable so long as any of the

Notes remain Outstanding until the appointment of a successor by the Company or the Guarantor and such successor’s acceptance of such appointment.  Upon such acceptance, the Company or the Guarantor shall notify the Securities Administrator of the name and address of such successor.  The Company and the Guarantor further agree to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of said John Fawcett in full force and effect so long as any of the Notes shall be Outstanding.  The Securities Administrator shall not be obligated and shall have no responsibility with respect to any failure by the Company or the Guarantor to take any such action.  The Company and the Guarantor hereby submit (for the purposes of any such suit or proceeding) to the jurisdiction of any such court in which any such suit or proceeding is so instituted, and waives, to the extent it may effectively do so, any objection it may have now or hereafter to the laying of the venue of any such suit or proceeding.

16.	Supplemental Indentures

The Securities Administrator shall be bound to follow any supplement or amendment to the Indenture, a form of which it has received at least five Business Days prior to the execution and delivery of such supplemental indenture unless the Securities Administrator waives (which waiver may be by email) such five Business Day notice period; provided, however, that notwithstanding anything to the contrary, the Securities Administrator shall not be bound by any provision in any supplemental indenture entered into without the Securities Administrator’s consent that (i) increases the duties or liabilities of or adversely affects the rights or economic consequences of the Securities Administrator or (ii) affects the amount, priority or timing of payment of fees or other amounts payable to the Securities Administrator; provided, further, that the Securities Administrator shall not be bound by any supplemental indenture unless and until it has received a copy.  Section references included herein shall include such sections as amended by such supplemental indenture and any replacement or like provision.

17.	Miscellaneous

17.1. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the parties hereto.

17.2. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of this Agreement shall remain in full force and effect in such jurisdiction and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

17.3. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

17.4. The headings herein are for the purposes of reference only and shall not otherwise affect the meaning or construction of any provision hereof.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto hereby execute this Agreement on the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Aileen Taylor
Name: Aileen Taylor
Title: Authorized Signatory

By:	/s/ Alan Mills
Name: Alan Mills
Title: Authorized Signatory

THE ROYAL BANK OF SCOTLAND GROUP PLC
By:	/s/ Aileen Taylor
Name: Aileen Taylor
Title: Authorized Signatory

By:	/s/ Alan Mills
Name: Alan Mills
Title: Authorized Signatory

CITIBANK, N.A. as Securities Administrator
By:	/s/ Wafaa Orfy
Name: Wafaa Orfy
Title: Vice President

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee
By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Assistant Vice President